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                                                                     Exhibit 8.1

                           LAW OFFICES OF

                     DICKIE, MCCAMEY & CHILCOTE
                     A PROFESSIONAL CORPORATION

                      TWO PPG PLACE, SUITE 400
                      PITTSBURGH, PENNSYLVANIA
                             15222-5402

             TEL. 412/281-7272         FAX. 412/392-5367



                                                               January 23, 1998


Koppers Industries, Inc.
436 Seventh Avenue
Pittsburgh, PA 15219

Ladies and Gentlemen:


     We have acted as counsel for Koppers Industries, Inc., a Pennsylvania corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $175,000,000 aggregate principal amount of its 9 7/8% Senior Subordinated Notes due 2007 (the "Exchange Notes"). The Exchange Notes are to be offered by the Company in exchange (the "Exchange") for $175,000,000 aggregate principal amount of its outstanding 9 7/8% Senior Subordinated Notes due 2007 (the "Notes"). The Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of December 1, 1997 (the "Indenture") between the Company and PNC Bank, National Association as Trustee (the "Trustee").

     We have examined the Registration Statement and the Indenture which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied upon as to matters of fact, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the Prospectus included in the Registration Statement under the caption "Federal Income Tax Consequences of Owning New Notes."

     We are members of the Bar of the Commonwealth of Pennsylvania and we do not express any opinion herein concerning any law other than the Federal law of the United States.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the captions "Federal Income Tax Consequences of Owning New Notes" and "Legal Matters" in the prospectus included therein.


                                         Very truly yours,

                                         /s/ Dickie, McCamey & Chilcote, P.C.

                                         DICKIE, McCAMEY & CHILCOTE, P.C.